May 31, 2007

GAMETECH

Donald Tateishi
800 Redfield Parkway, #66
Reno NV 89509

Dear Donald,

This correspondence serves as confirmation of our offer of employment to you as GameTech International's Chief Financial Officer. This position is important to our organization and we look forward to the contributions you will bring to GameTech and its Executive Team. We anticipate you joining our team July 2, 2007.

As CFO, your responsibilities will include the overall organization and management of GameTech's financial and accounting activities. In addition, you will have responsibilities in conjunction with the CEO for investor relations as well as mergers and acquisitions. We are prepared to offer you a salary of $175,000 per year. With this position, you will also be eligible to participate in the Executive Team Bonus Plan. At the outset, we will offer a GameTech stock option grant of 50,000 shares; 50% or 25,000 shares vest after two years and the other 50% or 25,000 shares vest at the end of four years. This stock option grant will be subject to board approval.

GameTech also offers a rich benefits package including medical, dental, vision, disability and life insurance for yourself and your family. You will be eligible for these benefits the first of the month after 30 days of employment. You will also be eligible to enroll in our 401K plan immediately with payroll deductions commencing October 21, 2007. Many more benefits will be described in the Plan Package.

As was previously discussed, GameTech operates in a highly regulated environment and, consequently, you will be required to be licensed in multiple gaming jurisdictions. Therefore, it is necessary that we perform due diligence for this position and you will receive a diligence package under separate cover. Therefore, this letter will not be effective until the satisfactory completion of our due diligence process.

We are truly pleased to have the opportunity to work with you and look forward to your participation with us. We wish you the best of success in your new position. This offer of employment (subject to our satisfactory due diligence as described above) is valid for one week period and expires on June 7, 2007. Please sign this correspondence to except our offer.

Kind Regards,

Jay Meilstrup
Chief Executive Officer

Donald Tateishi

6/4/07
Date

cc: Employee File